UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SCOLR, INC

(Exact name of registrant as specified in its charter)

Delaware	91-1689591

(State of incorporation or organization)	(I.R.S. employer identification no.)

3625 132nd Avenue SE, Suite 300 Bellevue, Washington 98006 (Address of principal executive offices and zip code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Name Of Each Exchange On Which
To Be So Registered	Each Class Is To Be So Registered

Common Stock, $0.001 par value	American Stock Exchange LLC

     Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

     The capital stock to be registered on the American Stock Exchange LLC is our common stock, $0.001 par value. We have authorized 50,000,000 shares of common stock. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefore, when and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and

•	are entitled to one non-cumulative vote per share, either in person or by proxy, on all matters on which stockholders may vote at all meetings of stockholders.

     Our certificate of incorporation and bylaws contain provisions, such as undesignated preferred stock and prohibitions on cumulative voting in the election of directors, which could make it more difficult for a third party to acquire us without the consent of our board of directors. Also, our bylaws provide for a staggered board. The staggered board protects directors of the classes not being elected in a proxy contest for control of the board and dilutes the ability of stockholders to influence corporate governance policies. These provisions may have the effect of preventing or hindering any attempts by our stockholders to replace our current management.

     Our board of directors also adopted a stockholder rights plan or “poison pill” in November 2002. The stockholder rights plan is intended to protect stockholder interests if we are confronted with coercive or unfair takeover practices. An acquirer who triggers the rights faces significant dilution of its interest in us. The stockholder rights plan may also impede a party seeking to acquire control of us.

Item 2. Exhibits.

     Not Applicable.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SCOLR, INC.

Date: February 2, 2004	By:	/s/ Daniel O. Wilds

Daniel O. Wilds President and Chief Executive Officer

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